Exhibit 99.1

EXECUTE SPORTS ENTERS INTO STRATEGIC PARTNERSHIP WITH SKIVA GRAPHICS & SCREEN PRINTING

SAN DIEGO, Mar 8, 2006 (PRIMEZONE) - Execute Sports, Inc. (OTCBB-EXCS) announced today that Skiva Graphics & Screen Printing, Inc. ("Skiva") a leading producer of printed graphics for t-shirts, fleece, hats and decal stickers with customers in the action sports and entertainment industries including No Fear, FMF and Top Heavy has made a strategic investment in the company.

Under the terms of the transaction, Skiva has invested $100,000 in Execute Sports and has implemented a Credit Line for Execute Sports for up to $400,000 in finished goods in return for common stock.

CEO, Don Dallape commented that "we are excited to strengthen our relationship with Skiva, which is a proven leader in apparel printing and graphics. This relationship provides us with a vertical component to our business model that will enable us to more effectively and efficiently produce quality branded apparel to consumers. It is just another step in our commitment to increasing value to our customers and our shareholders."

Execute Sports currently owns the Academy Snowboards, Kampus, Collective Development and Execute apparel brands as well as the worldwide exclusive license for Eagle Rider apparel.

Leon Monfort, owner of Skiva stated that "we are pleased to support Execute's business and have been impressed with the company's commitment to the development of quality branded apparel. Our investment in Execute is based on the company's execution, growth prospects and synergies between both of our businesses."

For further details on the transaction, see the Company's Form 8K filed today with the Securities and Exchange Commission.

About Execute Sports, Inc.

Based in San Clemente, California, Execute Sports, Inc. develops performance products including wetsuits, vests, rash guards, snowboards, wake skates, bindings, bags and apparel for the action sports industry. The Company's brands include Execute Wetsuits, Academy Snowboards, Kampus Wakeskates and Kampus Shoes, Execute Moto Graphics, Collective Development Bindings and Collective Development Bags. In addition, Execute has an exclusive worldwide license to design, produce and distribute EagleRider apparel through EagleRider's 35 franchises and through the Company's eCommerce site, http://www.eagleridergear.com. For more information, go to http://www.executesports.com and http://www.academysnowboards.com.


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About Skiva Graphics and Screenprinting, Inc.

Based in Carlsbad, California, Skiva Graphics is a full-service screen printing and apparel company using the latest in graphics and printing technologies to bring fashion-forward products to the consumer. Customers include NoFear, FMF, Newport Blue, Top Heavy, Mad Engine, H3 Sports and Execute Sports.

Contact:

            Execute Sports, Inc.
            Todd M. Pitcher
            (858) 518-1387

            Investor Relations
            John Bevilacqua
            (604) 893-7094